Exhibit 10.1

SEPARATION AND SETTLEMENT AGREEMENT AND RELEASE

This Separation and Settlement Agreement and Release (“Agreement”) is made by and between Jordan Fiksenbaum (“Individual”) and fuboTV Inc. (fka FaceBank Group, Inc.) (the “Company”) (jointly referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Individual served as President of the Company and submitted his resignation from his position as President of the Company effective as of March 8, 2020 (the “Termination Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Individual may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Individual’s services to and relationship with the Compan arising prior to the Effective Date of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Individua hereby agree as follows:

COVENANTS

1. Consideration. In consideration of Individual’s execution of this Agreement and Individual’s fulfillment of all of its terms and conditions, and provided that Individual does not revoke the Agreement under Section 6 below, the Company agrees as follows:

a. Payment. The Company shall pay Individual a total of Three Hundred Thousand Dollars ($300,000) payable in twelve equal monthly installments of Twenty-Five Thousand U.S. Dollars ($25,000) each following the Effective Date. Individual will be issued an IRS Form 1099 for the payments set forth in this Section 1.a.

b. Acknowledgments. Except as specifically set forth herein, Individual specifically acknowledges and agrees that the consideration provided to Individual hereunder fully satisfies any and all obligations of the Company and any other Releasee (as defined herein), including without limitation related to the wages or any other compensation for any of the services that Individual rendered to the Company or any other Releasee. Individual further acknowledges that the amount payable hereunder is in excess of any disputed wage claim that Individual may have, that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Individual has not earned and is not entitled to receive any additional wages or other form of compensation from the Company. Individual acknowledges that without this Agreement, Individual is otherwise not entitled to the consideration listed in this Section 1.

2. Resignation. Effective March 8, 2020, Individual has resigned from any positions he holds as a director or employee of, or other affiliation with, the Company or any of its affiliates or subsidiaries or the respective boards of directors thereof except as relates to his role as an officer and/ or director of Pulse Evolution Corporation. Effective as of March 8, 2020, Individual shall no longer hold himself out or act as a representative of the Company, and he shall promptly direct and forward any inquiries and other communications he receives that pertain to the Company to the Company’s General Counsel.

3. Benefits. Individual acknowledges that to the extent he was entitled to participate in any benefits and incidents of his position with the Company, including, but not limited to, vesting in stock options, health insurance, and the accrual of bonuses, vacation, and paid time off, such benefits ceased as of the Termination Date and that no monies are due and payable to him in connection with such matters.

4. Payments. Individual acknowledges and represents that, other than the consideration set forth in this Agreement, the Company and the Releasees have paid or provided any and all monies due Individual by Company and any Releasee, including without limitation, all salary, wages, bonuses, accrued vacation/paid time off, notice periods, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, loan or note repayments, and any and all other benefits and monies due to Individual.

5. Release of Claims. Individual agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Individual by the Company and its current and former: officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries and affiliates, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Individual, on Individual’s own behalf and on behalf of Individual’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Individual may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Individual’s relationship with the Company, or any other affiliate, subsidiary, or predecessor or successor corporation of the Company, and the termination of those relationships;

b. intentionally omitted;

c. any and all claims relating to, or arising from, Individual’s right to purchase, actual purchase, or ownership of shares of stock of the Company or any Releasee, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

d. discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and any other tort or contract claims;

e. any and all claims for violation of any federal, state, or municipal statute;

f. any and all claims for violation of the federal or any state constitution;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Individual as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Individual agrees that the release set forth in this Section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to Individual’s right to indemnification, if any, under applicable law or the Company’s bylaws or articles of incorporation. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Individual represents that Individual has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Section.

6. Acknowledgment of Waiver of Claims under ADEA. Individual acknowledges that Individual is waiving and releasing any rights Individual may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Individual agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Individual acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Individual was already entitled. Individual further acknowledges that Individual has been advised by this writing that: (a) Individual should consult with an attorney prior to executing this Agreement; (b) Individual has twenty-one (21) days within which to consider this Agreement; (c) Individual has seven (7) days following Individual’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Individual from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Individual signs this Agreement and returns it to the Company in less than the 21-day period identified above, Individual hereby acknowledges that Individual has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Individual acknowledges and understands that revocation must be accomplished by a written notification to the undersigned Individual representative that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7. No Pending or Future Lawsuits. Except as set forth on the attached, Individual represents that Individual has no lawsuits, claims, or actions pending in Individual’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Individual also represents that Individual does not intend to bring any claims on Individual’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

8. Confidentiality. Individual agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Individual may disclose Separation Information only to Individual’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Individual’s counsel, and Individual’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Individual agrees that Individual will not publicize, directly or indirectly, any Separation Information.

9. Trade Secrets and Confidential Information/Company Property. Individual agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person or entity, any Confidential Information of the Company, or any of the Company’s subsidiaries, affiliates, or predecessor corporations. Individual understands that “Confidential Information” means any proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Individual has called or with whom Individual became acquainted during the term of Individual’s relationship with the Company), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, or other business information disclosed to Individual by the Company, Recall, or any affiliate, subsidiary, or predecessor corporation of the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Individual further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Individual’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Individual hereby grants consent to notification by the Company to any new employer about Individual’s obligations under this paragraph. Individual represents that Individual has not to date misused or disclosed Confidential Information to any unauthorized party. Individual’s signature below constitutes Individual’s certification under penalty of perjury that Individual has returned all documents and other items provided to Individual by the Company, or any affiliate, subsidiary, or predecessor corporation of the Company, developed or obtained by Individual in connection with Individual’s relationship with the Company or any subsidiary, affiliate, or predecessor corporation of the Company, or otherwise belonging to the Company or any affiliate, subsidiary, or predecessor corporation of the Company.

10. Assignment of Intellectual Property. To the fullest extent permitted by the laws of the State of New York, and the Copyright Act, Individual agrees that all right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, know-how, trademarks, and trade secrets, whether or not patentable or registrable under copyright or similar laws, that Individual may have solely or jointly authored, conceived, developed, or reduced to practice during the period of time he provided services to the Company, Recall, or any affiliate, subsidiary, or predecessor corporation of the Company (including during his off-duty hours), or with the use of the Company’s, Recall’s, or any affiliate’s, subsidiary’s, or predecessor corporation’s equipment, supplies, facilities, or Confidential Information (collectively, “Inventions”), are the sole property of the Company. Individual also agrees to assign, and hereby irrevocably assigns fully to the Company, all of Individual’s right, title and interest in and to Inventions. Individual further acknowledges that all original works of authorship that are made by Individual (solely or jointly with others) within the scope of and during the period of his relationship with the Company, Recall, or any affiliate, subsidiary, or predecessor corporation of the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Individual understands and agrees that the decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit, and that no royalty, other consideration, or attribution will be due to Individual as a result of the Company’s efforts to commercialize or market any such Inventions. Individual further agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, and all other instruments that the Company shall deem proper or necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to all Inventions, and testifying in a suit or other proceeding relating to such Inventions.

11. No Cooperation. Individual agrees that Individual will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Individual agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Individual shall state no more than that Individual cannot provide counsel or assistance.

12. Transition Cooperation. Individual agrees to cooperate with the Company and the Board and to make himself available to the Company and the Board for purposes of providing transition assistance, responding to inquiries, and providing information and other assistance as may reasonably be requested.

13. Non-disparagement. Individual agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

14. Breach. In addition to the rights provided in the “Attorneys’ Fees” Section below, Individual acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Individual challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, shall entitle the Company immediately to recover and/or cease providing the consideration provided to Individual under this Agreement and to obtain damages, except as provided by law, provided, however, that the Company shall not recover One Hundred Dollars ($100.00) of the consideration already paid pursuant to this Agreement and such amount shall serve as full and complete consideration for the promises and obligations assumed by Individual under this Agreement.

15. No Admission of Liability. Individual understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Individual. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Individual or to any third party.

16. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

17. ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN NEW YORK COUNTY, NEW YORK BEFORE THE JUDICIAL ARBITRATION AND MEDIATION SERVICE (“JAMS”) UNDER ITS COMPREHENSIVE ARBITRATION RULES (“JAMS RULES”) AND NEW YORK. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH NEW YORK LAW, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL NEW YORK LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH NEW YORK LAW, NEW YORK LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY HALF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES AGREE THAT PUNITIVE DAMAGES SHALL BE UNAVAILABLE IN ARBITRATION. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

18. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Individual or made on Individual’s behalf under the terms of this Agreement. Individual agrees and understands that Individual is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Individual further agrees to indemnify and hold the Individual harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Individual’s failure to pay, or Individual’s delayed payment of, federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

19. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Individual represents and warrants that Individual has the capacity to act on Individual’s own behalf and on behalf of all who might claim through Individual to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

20. Protected Activity. Individual understands that nothing in this Agreement shall in any way limit or prohibit Individual from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Individual understands that in connection with such Protected Activity, Individual is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Individual agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant Government Agencies. Individual further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Individual is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

21. No Representations. Individual represents that Individual has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Individual has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Individual concerning the subject matter of this Agreement, the termination of Individual’s relationship with the Company, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Individual’s relationship with the Company and any employment agreements between the Company and Individual, with the exception of any services agreement with Pulse Evolution Corporation, except that Sections 9 and 10 of this Agreement shall supersede the surviving provisions of the Employment Agreement (as defined in the Termination Agreement).

25. No Oral Modification. This Agreement may only be amended in a writing signed by Individual and the Company’s Chief Executive Officer.

26. Governing Law. This Agreement shall be governed by the laws of the New York, without regard for choice-of-law provisions. Individual consents to personal and exclusive jurisdiction and venue in the State of New York.

27. Effective Date. Individual understands that this Agreement shall be null and void if not executed by Individual, and returned to the Company, within the twenty-one (21) day period set forth above. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Individual signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, Docusign/Echosign or a similarly accredited secure signature service, or other electronic transmission or signature. This Agreement may be executed in one or more counterparts, and counterparts may be exchanged by electronic transmission (including by email), each of which will be deemed an original, but all of which together constitute one and the same instrument.

29. Voluntary Execution of Agreement. Individual understands and agrees that Individual executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Individual’s claims against the Company and any of the other Releasees. Individual acknowledges that:

(a)	Individual has read this Agreement;

(b)	Individual has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Individual’s own choice or has elected not to retain legal counsel;

(c)	Individual understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	Individual is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

JORDAN FIKSENBAUM, an individual

Dated: 03/18/2021		/s/Jordan Fiskenbaum

FaceBank Group, Inc.

Dated: 03/18/2021	By	/s/Gina Sheldon
Gina Sheldon
General Counsel and Corporate Secretary

Exhibit A

[List Litigations]